Free Writing Prospectus

Filed pursuant to Rule 433

Registration Number 333-178017

Stanley Black & Decker, Inc.

$750,000,000 5.750% Junior Subordinated Debentures due 2052

Term Sheet

July 18, 2012

Issuer:	Stanley Black & Decker, Inc. (NYSE: SWK)

Title of Security:	5.750% Junior Subordinated Debentures due 2052 (the “Debentures”)

Registration Format:	SEC Registered

Principal Amount:	$750,000,000

Over-Allotment Option:	None

Maturity Date:	July 25, 2052

Interest Rate:	5.750% accruing from July 25, 2012

Interest Payment Dates:	Each March 15, June 15, September 15 and December 15

First Interest Payment Date:	September 15, 2012

Optional Deferral:	Maximum of 5 consecutive years per deferral; deferred interest will accrue and compound quarterly at a rate equal to the Interest Rate on the Debentures, to the extent permitted by law

Trade Date:	July 18, 2012

Settlement Date (T+5):	July 25, 2012

Listing:	Intend to apply to list the Debentures on the NYSE; if approved for listing, trading expected to begin within 30 days of issuance.

Price to Public:	$25 per Debenture / 100% of principal amount

Underwriter Purchase Prices:	$24.2125 plus accrued interest, if any, from July 25, 2012 $24.50 plus accrued interest, if any, from July 25, 2012 (for sales to institutional investors)

Optional Redemptions:

Make-Whole Call:	Treasury Rate + 50 bps prior to July 25, 2017 plus accrued and unpaid interest

Par Call:	On or after July 25, 2017 at 100% of the principal amount plus accrued and unpaid interest

Call for Tax Event:	Prior to July 25, 2017, at 100% of the principal amount plus accrued and unpaid interest

Call for Rating Agency Event:	Prior to July 25, 2017, at 102% of the principal amount plus accrued and unpaid interest

Denomination:	$25

CUSIP / ISIN:	854502 705 / US8545027059

Expected Ratings*:	Moody’s: Baa2 S&P: BBB+ Fitch: BBB

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC UBS Securities LLC Wells Fargo Securities, LLC

Co-Managers:	Citigroup Global Markets Inc. RBC Capital Markets, LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The information in this pricing term sheet supplements the preliminary prospectus supplement issued by Stanley Black & Decker, Inc. on July 18, 2012 relating to its prospectus dated November 16, 2011 (together the “Preliminary Prospectus Supplement”), and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

The issuer has filed a registration statement, including a preliminary prospectus supplement and a base prospectus, with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Morgan Stanley & Co. LLC at 1-866-718-1649, UBS Securities LLC at 877-827-6444, ext. 561 3884, or Wells Fargo Securities, LLC at 1-800-326-5897.